Filed pursuant to Rule 424(b)(3)

Registration No. 333-248242

PROSPECTUS SUPPLEMENT No. 72

(to Prospectus dated September 2, 2020)

PARKERVISION, INC.

5,871,584 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated September 2, 2020, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 5,871,584 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of an aggregate of 5,871,584 shares of Common Stock issued pursuant to securities purchase agreements dated April 29, 2020, May 22, 2020, June 8, 2020, June 29, 2020, July 24, 2020, and August 19, 2020.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 29, 2026.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 29, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2026

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2026, the Board of Directors (the “Board”) of ParkerVision, Inc. (the "Company"), expanded the size of the Board from four to five members, adding a class II director vacancy.

The Board unanimously appointed William G. Walters to fill the director vacancy created by the Board expansion.

Mr. Walters, age 89, is retired from an investment banking career where he focused on micro and small cap companies.  He received a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and a certificate from Harvard Business School's Owner/President Management (OPM) program.

There are no arrangements or understandings between Mr. Walters and any other persons pursuant to which he was selected as a director.  There are no transactions involving Mr. Walters requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Walters will receive the Company's standard non-employee director compensation arrangements.  The Company entered into its standard indemnification agreement with Mr. Walters.

The Company issued a press release announcing the appointment of Mr. Walters, a copy of which is furnished herewith as Exhibit 99.1.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
99.1	Press Release dated October 29, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2026
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer